Free Writing Prospectus Dated January 18, 2011
Registration Statement No. 333-155418
Filed Pursuant to Rule 433 of the Securities Act of 1933
FINAL TERM SHEET

Issuer:	Progress Energy, Inc.

Legal Format:	SEC Registered

Trade Date:	January 18, 2011

Settlement Date:	January 21, 2011

Designation:	4.40% Senior Notes due 2021

Ratings*:	Moody’s: Baa2

S&P: BBB (Positive Watch)

Fitch: BBB

Principal Amount:	$500,000,000

Date of Maturity:	January 15, 2021

Interest Rate:	4.40%

Interest Payment Dates:	Payable semiannually on January 15 and July 15 of each year, commencing July 15, 2011.

Public Offering Price:	99.633% of the principal amount thereof.

Benchmark Treasury:	2.625% UST due on November 15, 2020

Benchmark Treasury Yield:	3.366%

Spread to Benchmark Treasury:	+108 basis points

Re-offer Yield:	4.446%

Redemption Terms:	Redeemable at any time prior to October 15, 2020 (three months prior to their maturity date), in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 20 basis points (as defined and described in further detail in the Prospectus Supplement). Redeemable on or after October 15, 2020
(three months prior to their maturity date), in whole or from time to time in part, at the option of the Company, at a price of 100% plus accrued interest.

CUSIP/ISIN:	743263 AR6 / US743263AR63

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BBVA Securities Inc.
Comerica Securities, Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.